Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-268470 and 333-289649) of Forian Inc. of our report dated March 27, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Philadelphia, Pennsylvania
March 27, 2026